Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43536, 333-107245, 333-75314, 333-126991, 333-126993) pertaining to the Employee Stock Purchase Plan, 2000 Equity Incentive Plan, and 2005 Stock Incentive Plan of American Medical Systems Holdings, Inc. of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc. and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 29, 2007.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 25, 2008